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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☑ Definitive Proxy Statement
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Denbury Resources Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
March 28, 2006
To our Stockholders:
     You are hereby notified that the 2006 Annual Meeting of Stockholders of Denbury Resources Inc., a Delaware corporation (“Denbury” or the “Company”), will be held at the Denbury offices located at 5100 Tennyson Parkway, Suite 3000, Plano, Texas 75024, at 3:00 P.M., Central Time (CDT), on Wednesday, May 10, 2006, for the following purpose:
(1)	to elect seven directors, each to serve until their successor is elected and qualified;

(2)	to consider a stockholder proposal regarding performance-based options;

(3)	to ratify the appointment by the audit committee of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2006;
and to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
     Only stockholders of record at the close of business on March 27, 2006, are entitled to notice of and to vote at the annual meeting.
     Stockholders are urged to vote their proxy promptly by either returning the enclosed proxy, voting by telephone or voting via the internet, each as more fully described in the enclosed proxy statement, whether or not they expect to attend the annual meeting in person. If your shares are held in street name by a broker or bank, you will need to obtain a written proxy from the broker, bank or other nominee holding your shares to be able to vote at the meeting.

Phil Rykhoek
Senior Vice President, Chief Financial Officer
and Secretary
It is important that proxies be returned promptly. Therefore, stockholders are urged to vote and return their proxy whether or not they expect to attend the annual meeting in person. Your proxy may be revoked at any time before it is voted.

RECORD DATE AND COMMON STOCK OUTSTANDING
VOTING OF COMMON STOCK
PERSONS MAKING THE SOLICITATION
BUSINESS TO BE CONDUCTED AT THE MEETING
Proposal One:
Proposal Two:
Proposal Three:
GOVERNANCE OF THE COMPANY
BOARD MEETINGS, ATTENDANCE AND COMMITTEES
COMPENSATION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MANAGEMENT
EXECUTIVE COMPENSATION
SHARE PERFORMANCE GRAPH
INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS
STOCKHOLDER PROPOSALS
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS

DENBURY RESOURCES INC.
Proxy Statement
Annual Meeting of Stockholders
to be held on Wednesday, May 10, 2006
     THE ENCLOSED PROXY IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF VOTES BY THE MANAGEMENT OF DENBURY RESOURCES INC., a Delaware corporation (“Denbury” or the “Company”) for use at the annual meeting of the stockholders of Denbury to be held on the 10th day of May, 2006 at our offices located at 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024 at 3:00 P.M. Central Time (CDT), or at any adjournment thereof.
     We anticipate that this proxy statement, proxy card and our 2005 annual report to stockholders will be mailed on or before March 31, 2006.
RECORD DATE AND COMMON STOCK OUTSTANDING
     Our Board of Directors has fixed the record date for the annual meeting as of the close of business on Monday, March 27, 2006. Only Denbury stockholders of record as of the record date are entitled to receive notice of and to vote at the meeting. As of the record date, there were approximately 115,400,000 shares of common stock of Denbury issued and outstanding.
VOTING OF COMMON STOCK
     A proxy card is included with this proxy statement. In order to be valid and acted upon at the annual meeting, your proxy card must be received by the Secretary of Denbury or by the transfer agent, American Stock Transfer and Trust, 40 Wall Street, New York, NY 10005, before the time set for the holding of the meeting or any adjournment thereof. You may also vote your shares by phone, (800)-PROXIES, or may vote via the Internet at www.voteproxy.com.
     If you submit a proxy, you may revoke it any time prior to the meeting, or if you attend the meeting personally, you may revoke your proxy at that time and vote in person. In addition, regardless of which method you used to submit your proxy, you may revoke it by any later-dated vote via the telephone, the Internet or in writing. This later dated proxy may be deposited at either our registered office or our principal place of business, at any time up to the time of the meeting, or with the Chairman of the meeting on the day of the meeting. If your shares are held in street name by a broker or bank, you will need to obtain a written proxy from the broker, bank or other nominee holding your shares to be able to vote at the meeting. You should note that your mere presence at the meeting, however, will not constitute a revocation of a previously submitted proxy.
     In order for us to have a quorum at our annual meeting, we must have present in person or represented by proxy at least one-third of our issued and outstanding shares of common stock entitled to vote at the meeting. If you are a holder of our common stock, you are entitled to one vote at the meeting for each share of common stock that you held as of the record date. You will not be allowed to cumulate your votes for the election of directors. If you do not wish to vote for a particular nominee, you must clearly identify such nominee on your proxy card. A majority of the votes cast in person or by proxy at the meeting is required to elect each nominee for director and to approve each item at the meeting. We will include abstentions in the vote totals, which means that they have the same effect on each proposal as a negative vote. However, broker non-votes, if any, will not be included in the vote totals and therefore will not have any effect.
     We will vote all properly executed proxies at the meeting in accordance with the direction on the proxy. You should note that if no direction is indicated, the shares will be voted FOR all the director nominees, FOR the appointment of our auditors and AGAINST the stockholder proposal regarding performance-based options. Our Board has designated Ron Greene and/or Gareth Roberts to serve as proxies. We do not know of any matters, other than those matters listed on the Notice of Annual Meeting of Stockholders that will be brought before the meeting. However, if any other matters are properly presented for action at the meeting, we intend for Ron Greene and/or Gareth Roberts, as proxies named in the enclosed proxy card, to vote at their discretion on such matters.
PERSONS MAKING THE SOLICITATION
     We will bear all the costs incurred in the preparation and mailing of the proxy, proxy statement and Notice of Annual Meeting. In addition to solicitation by mail, our directors, officers or employees may solicit proxies by personal interviews, telephone or other means of communication. If they do so, these individuals will not receive any special compensation for these services. Even though we have not made any provision to do so, we may also retain a proxy solicitor to assist us with the distribution and solicitation of proxies for the meeting at our expense.
BUSINESS TO BE CONDUCTED AT THE MEETING
Proposal One:
Election of Directors
     Our Bylaws provide that our Board of Directors shall consist of a minimum of three and a maximum of fifteen directors. Each of the directors is elected annually and holds office until the close of the next annual meeting of stockholders unless he resigns from that position or ceases to be a director by operation of law. We presently have seven directors, all of whom are serving terms that expire at the meeting. Unless you mark a proxy to the contrary, we plan to vote the proxies for the election of the seven nominees as directors as listed herein. All seven of these individuals are current members of the Board. We do not foresee any reason why any of these nominees would become unavailable, but if they should, we may either vote your proxy for a substitute that is nominated by the Board or reduce the size of our Board accordingly.
Ronald G. Greene
David I. Heather
Gregory L. McMichael
Gareth Roberts
Randy Stein
Wieland F. Wettstein
Donald D. Wolf

     The names, ages, offices held, period of time served as a director and the principal occupation of each person nominated for election as a director are as follows:

			Officer or
		Offices	Director
Name	Age	Held	Since	Principal Occupation
Ronald G. Greene (1) (3)	57	Chairman and Director	1995	Principal Stockholder, Officer and Director of Tortuga Investment Corp.

David I. Heather (2)	64	Director	2000	Director of The Scotia Group

Gregory L. McMichael (1)	57	Director	2004	Independent Consultant

Gareth Roberts	53	President, Chief Executive Officer and Director	1992	President and Chief Executive Officer, Denbury Resources Inc.

Randy Stein (2) (3)	52	Director	2005	Independent Consultant

Wieland F. Wettstein (2) (3)	56	Director	1990	President, Finex Financial Corporation Ltd.

Donald D. Wolf (1)	62	Director	2004	President and Chief Executive Officer of Aspect Energy, LLC

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating/Corporate Governance Committee.
Directors
     Ronald G. Greene has been Chairman of the Board and a director of Denbury since 1995. Mr. Greene was the founder and served as Chairman of the board of directors of Renaissance Energy Ltd. and Chief Executive Officer of Renaissance from its inception in 1974 until May 1990, and remained as Chairman until Renaissance was merged with Husky Oil Operations to create Husky Energy, Inc. in August 2000. He is also the principal stockholder, officer and director of Tortuga Investment Corp., a private investment company and serves on the Board of Directors of WestJet Airlines Ltd., a public Canadian scheduled airline. Mr. Greene has served on the boards of several public and private companies, as well as industry organizations and community and international charitable organizations.
     David I. Heather has been a director of Denbury since 2000. Mr. Heather is a founding partner and director of The Scotia Group, an independent geoscience and reservoir-engineering firm in Dallas and Houston, Texas, formed in 1981. He retired as president of Scotia in 2002, but continues to provide technical and strategic advice to Scotia and its client base as an independent consultant. Mr. Heather is a Chartered Engineer of Great Britain and received his Bachelor of Science degree in Chemical Engineering from the University of London in 1963.

     Gregory L. McMichael has been a director of Denbury since December 2004. Mr. McMichael is currently a self-employed business consultant, having retired in 2004 from his position of Vice President and Group Leader — Energy Research of A.G. Edwards, where he was responsible for all of the firm’s equity research in the energy sector. Prior to his employment by A.G. Edwards, which commenced in 1998, Mr. McMichael was Director of Equity Research of Hanifen, ImHoff, Inc., a regional investment banking firm based in Denver, for eight years. Mr. McMichael also serves on the board of Matador Resources Company, a private oil and natural gas company headquartered in Dallas, Texas.
     Gareth Roberts has been President, Chief Executive Officer and a director since 1992. Mr. Roberts founded Denbury Management, Inc., the former primary operating subsidiary of the Company in April 1990. Mr. Roberts has more than 30 years of experience in the exploration and development of oil and natural gas properties with Texaco, Inc., Murphy Oil Corporation and Coho Resources, Inc. His expertise is particularly focused in the Gulf Coast region where he specializes in the acquisition and development of old fields with low productivity. Mr. Roberts holds honors and masters degrees from St. Edmund Hall, Oxford University, where he has been elected to an Honorary Fellowship. Mr. Roberts also serves as Chairman of the Board of Directors of Genesis Energy, L.P., a public master limited partnership.
     Randy Stein has been a director of Denbury since January 2005. Mr. Stein is currently a self-employed business consultant having retired from PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, in 2000. Mr. Stein was employed for 20 years with PricewaterhouseCoopers LLP, most recently as principal in charge of the Denver tax practice. Mr. Stein served as audit committee chairman, co-chairman of the nominating and governance committee, and a member of the compensation committee of Westport Resources Corp., a Denver-based public oil and gas company, from 2000 until they were acquired in 2004. Mr. Stein is currently a board member and audit committee chairman of Bill Barrett Corporation, an oil and gas company, and also served on the board and audit committee of Koala Corporation through 2005, both Denver-based public companies.
     Wieland F. Wettstein has been a director of Denbury since 1990. Mr. Wettstein is the President and controls Finex Financial Corporation Ltd., a merchant banking company in Calgary, Alberta, a position he has held since November 2003. Prior to that, Mr. Wettstein was Executive Vice President of Finex since 1987. Mr. Wettstein has been a director of a number of Canadian public and private companies during the past 15 years, including several junior oil and gas companies. Mr. Wettstein is a Chartered Accountant.
     Donald D. Wolf has been a director of Denbury since June 2004. Mr. Wolf is currently the Chief Executive Officer and President of Aspect Energy, a private oil and natural gas company based in Denver. Beginning in 1996, Mr. Wolf was Chairman and Chief Executive Officer of Westport Resources Corporation of Denver, Colorado, until Westport merged with Kerr-McGee in 2004. From 1994 to 1996, Mr. Wolf was President and Chief Operating Officer of UMC Corporation, and from 1981 to 1993, he was CEO and President of General Atlantic Resources. Mr. Wolf also serves on the boards of MarkWest Hydrocarbons, Inc., Aspect Energy, LLC and Enduring Resources LLC.
     Our Board of Directors recommends that stockholders vote FOR each of the foregoing directors. Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote proxies FOR the election of the foregoing nominees as directors.

Proposal Two:
Stockholder proposal regarding performance-based options
     The Laborers Local #265 Pension Fund (the “Laborers Fund”), with a mailing address of 205 West Fourth Street, Suite 225, Cincinnati, OH 45202, has notified us that it intends to present the resolution set forth below at the Annual Meeting for action by stockholders. Laborers Fund’s supporting statement for the resolution, along with the Board of Director’s statement in opposition is set forth below. As of November 23, 2005, Laborers Fund beneficially owned 3,800 shares of Denbury’s common stock. Proxies solicited on behalf of the Board of Directors will be voted AGAINST this proposal unless stockholders specify a contrary choice in their proxies.
Proposal:
     RESOLVED: That the shareholders of Denbury Resources Inc. (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: 1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; 2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or 3) performance-vesting options, which vest when a performance target is met.
Stockholder’s Statement Supporting Proposal 2:
     As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.
     Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-price options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.
     Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.
     Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all to often reward mediocre or poor performance. The Conference Board’s Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.

     At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.
The Board recommends a vote “AGAINST” Proposal 2 for the following reasons:
     The Board has considered this proposal and believes that its adoption is unnecessary and would not be in the best interests of the Company’s stockholders.
     The Board believes that our current approach to executive compensation constitutes performance-based compensation. As more fully described in the compensation committee report beginning on page 23, our compensation structure provides both short-term and long-term components for all employees, including: (i) competitive base salaries; (ii) stock purchase plan; (iii) cash bonuses and (iv) long-term incentive compensation. Both the long-term and short-term components of our compensation structure have performance-based elements.
     Our long-term compensation component is the main focus of our compensation for all employees, but with a higher level for management. It consists of deferred cash bonuses, stock appreciation rights payable in stock and restricted stock. The equity-based components are awarded under our Stock Plan, which was overwhelmingly approved by stockholders. Our Stock Plan is designed to provide long-term incentives and to align the interests of executive officers (and all other employees) and stockholders. All stock-based awards granted under the Stock Plan are designed to motivate the holder to increase the value of the Company, which we believe leads to an increase in the market price of our shares, which benefits not only the holder but the Company’s stockholders as a whole. Therefore, our long-term executive incentive compensation primarily consists of stock appreciation rights and restricted stock (both of which recently replaced our historical use of stock options in order to reduce and minimize dilution). Since the stock price is the primary measure that stockholders such as you, independent third parties, use to measure our performance, we believe that it is the best measure of compensation for our executives and is the single best way to measure our performance.
     In addition to being performance based, our awards to executives are long-term in nature. While the annual recurring long-term awards granted to all employees vest four years from the date of grant, the one-time grant of restricted stock awarded to our executives during 2004 (the most significant potential value of each executive’s compensation) vest over an even longer period of time, an average of 14 years for the named executive officers, except in the case of death, disability or change of control. Furthermore, the executives must retain at least one-third of such vested shares until their separation from the Company. These provisions minimize any potential economic benefit to an executive arising from short-term movements in our stock price, one of the main arguments against the use of fixed-price stock options.
     Our short-term incentive compensation consists of annual cash bonuses for all employees. We believe in the team concept and do not pay bonuses to our executives unless each full-time employee also receives a bonus. Bonus determinations are made by the Committee subjectively, based on the Committee’s evaluation of varying measures of performance, such as overall corporate results and whether or not the Company has achieved its Company-wide goals and objectives, rather than on arithmetic methods or formulas. Any measure that might be considered to determine whether or not an oil and gas company had a good year (or other measures of success or failure) is open to consideration by the Committee. These measures have historically included an evaluation of production levels, stock performance, achievement of acquisition or disposition goals, completion of significant transactions, completion of significant projects (such as software systems or significant construction projects), operating and administrative expense levels as compared to budget, capital expenditures as compared to budget, and the changes in our proved, probable and possible reserves for that period as compared to costs incurred.
     We believe that this subjective measure of performance by the Committee is much more effective than using a specifically identified formula or measure that could be achieved because of events that may be beyond the control of the executive. As an example, recently rising commodity prices could allow an executive to achieve several commonly used performance targets such as earnings per share or cash flow related measures, even though the Company performance as a whole may be inadequate. Further, we believe that specific performance targets can cause an executive to focus solely on those targets and ignore other prudent operating and performance measures. For example, a production-based target could be achieved through uncontrolled and unreasonable costs. The Committee has considered the use of such measures, but has concluded that the ability of our Committee to review the overall results actually achieved in a year using several subjective measures of performance is a much better way to reward our executives, and that by linking our executives’ bonuses to those of all employees and thus Company-wide performance, we are building a much more cohesive team of employees.
Board of Directors’ Recommendation
     In summary, we believe that our performance-based short and long-term incentive compensation, our success at meeting performance goals and our team approach to compensation has served us well over the years, as evidenced by our strong stock performance and low employee turnover. We have significantly outperformed the S&P 500 Index and the Dow Jones Exploration and Production Index during the last few years (see chart and narrative on page 28), using our current compensation strategy. We do not believe it would be in the best interest of our stockholders to modify this proven approach to compensation. We recommend that you vote AGAINST this proposal. Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote proxies AGAINST the approval of the proposed resolution.
Proposal Three:
Ratify the Appointment of PricewaterhouseCoopers LLP as auditor
     PricewaterhouseCoopers LLP has been our auditor during the last two years. It is the recommendation of our Audit Committee to appointment them to serve as auditors of the Company until the next annual meeting of the shareholders and to authorize the Audit Committee to fix their remuneration as such. A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting and will be available to answer questions and will be afforded an opportunity to make a statement if desired.
Board of Directors’ Recommendation
     Based on the recommendation of our Audit Committee, our Board of Directors recommends that stockholders vote FOR the appointment of PricewaterhouseCoopers LLP as auditor. Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote proxies FOR the appointment of PricewaterhouseCoopers as auditor.
GOVERNANCE OF THE COMPANY
     The business, property and affairs of the Company are managed by the Chief Executive Officer under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for overall performance and direction of the Company, but is not involved in day-to-day operations. Members of the Board keep informed of the Company’s business by participating in Board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with the Chief Executive Officer and other officers.
Corporate Governance Guidelines
     The Board has adopted corporate governance guidelines that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities. Among the areas addressed by the guidelines are director qualifications and responsibilities, Board committee responsibilities, selection and election of directors, director compensation and tenure, director orientation and continuing education, access to management and independent advisors, succession planning and management development, Board meetings, and Board and committee performance evaluations. The Board’s Nominating/Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of these guidelines. The guidelines are available on the Company’s website at www.denbury.com under the “Corporate Governance” link. The Company will provide the guidelines free of charge to stockholders who request them.
Director Independence
     The guidelines provide that at least a majority of the members of the Board must be independent as required by the New York Stock Exchange (“NYSE”) corporate governance listing standards. The Board has affirmatively determined that all nominees for director, with the exception of Mr. Roberts, the Company’s President and Chief Executive Officer, qualify as independent directors under these standards based on its review of all relevant facts and circumstances.
Code of Conduct and Ethics
     The Company has a code of conduct and ethics that applies to its officers, employees and directors. This code assists employees in resolving ethical issues that may arise in complying with Denbury’s policies. The President and Chief Executive Officer, Senior Vice President and Chief Financial Officer and Vice President and Chief Accounting Officer are also subject to the Code of Ethics for Senior Financial Officers and Principal Executive Officer. The purpose of these codes is to promote, among other things:
•	ethical handling of actual or apparent conflicts of interest;

•	full, fair and accurate and timely disclosure in filings with the Securities and Exchange Commission and in other public disclosures;

•	compliance with the law and other regulations;

•	protection of the Company’s assets;

•	insider trading policies; and

•	prompt internal reporting of violations of the codes.
     Both of these codes are available on the Company’s website at www.denbury.com, under the

“Corporate Governance” link. The Company will provide these codes free of charge to stockholders who request them. Any waiver of these codes with respect to officers and directors of the Company may be made only by the Board of Directors and will be disclosed to stockholders on the Company’s website, along with any amendments to these codes.
Communication with the Board
     The Board has approved the process that stockholders or other interested parties may use in contacting the members of the Board. All parties wishing to communicate with the Board should address letters to:
Denbury Resources Inc. Attn: Corporate Secretary 5100 Tennyson Parkway, #1200 Plano, TX 75024
     In addition, interested parties may e-mail the corporate secretary and Board members at: secretary@denbury.com. All such communications will be forwarded by the Secretary directly to the Board.
     For contacting Mr. Greene, presiding director at the meetings of non-management directors, please address your letters to:
Denbury Resources Inc. Attn: Ronald G. Greene 5100 Tennyson Parkway, #1200 Plano, TX 75024
Identification of Director Candidates
     Our Nominating/Corporate Governance Committee is responsible for identifying and reviewing director candidates to determine whether they qualify for and should be considered for membership on the Board. The committee seeks candidates from diverse business and professional backgrounds with outstanding integrity, achievements, judgment and other skills and experience that will enhance the Board’s ability to serve the long-term interests of stockholders. Members of the Board will be asked to submit recommendations when there is an opening or anticipated opening for a director position. The Nominating/Corporate Governance Committee may also use outside sources or third parties to find potential Board member candidates, and similarly may use the services of outside sources or a third party to identify, evaluate or assist in identifying or evaluating nominees brought to their attention.
     The Nominating/Corporate Governance Committee will also consider director candidates recommended by the stockholders. For the 2007 annual meeting of stockholders, any such recommendation should be submitted in writing on or before November 1, 2006, to permit adequate time for review by the Committee. The recommendation should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications, the candidate’s consent to being considered as a nominee, and a way to contact the candidate to verify his or her interest and to gather further information, if necessary. In addition, the stockholder should submit information demonstrating the number of shares he or she owns. Stockholders may send recommendations for director candidates to the address listed above under “Communication with the Board.” Stockholders who wish to nominate an individual to the Board must follow the advance notice and other requirements of the Company’s Bylaws.
BOARD MEETINGS, ATTENDANCE AND COMMITTEES
     The Board met ten times during the year ended December 31, 2005, including telephone meetings. All incumbent directors attended at least 75% of the meetings held. The Board took all other actions by unanimous written consent during 2005. In addition, all directors attended at least 75% of all meetings of each of the committees on which they served. Mr. Greene, Chairman of the Board, acts as chairman of each Board meeting.
     At each in-person meeting, the Board holds an executive session with only Board members and also an executive session of the independent board members, excluding Mr. Roberts, President and CEO. Mr. Greene, Chairman of the Board, was elected by the independent board members to chair both executive sessions.
     The Company encourages the directors to attend, but does not have a policy that all of the directors must be present at the annual meeting of stockholders. The following directors attended last year’s annual meeting of stockholders: Messrs. Greene, Heather, Roberts, Stein, McMichael and Wettstein. The board has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. On occasion, the Board appoints other committees to deal with certain matters.
Audit Committee Report
     The Audit Committee is currently comprised of three outside independent directors, Messrs. Heather, Stein and Wettstein, with Mr. Stein currently acting as Chairman. Prior to January 2006, Mr. Wettstein and Mr. Stein were Co-Chairmen. Mr. Greene was also on the Audit Committee from May 2004 to January 2005 to fill a committee vacancy resulting from the decision of Mr. Miller to not stand for re-election at the 2004 annual meeting. Mr. Greene was replaced on the Audit Committee by Mr. Stein upon his appointment to the Board in January 2005. The purpose of the Committee is to appoint, compensate and evaluate the Company’s independent auditor and petroleum engineer, and to provide assistance to the Board in fulfilling its oversight responsibility with respect to:
•	the integrity and quality of the financial statements and proven reserves of the Company;

•	evaluation of the internal controls of the Company;

•	the performance of the Company’s internal audit function, its independent auditor, and its independent petroleum engineer;

•	the independent auditor’s and petroleum engineer’s qualifications and independence;

•	compliance by the Company with legal and regulatory requirements;

•	evaluation of the Company’s effectiveness for assessing, mitigating and controlling significant business risks; and

•	compliance with the Company’s code of conduct and ethics.
     The Audit Committee meets regularly with financial management, the Company’s internal auditor and independent auditor to review financial reporting and accounting and financial controls of the Company. The Audit Committee reviews and gives prior approval for fees and non-audit related services of the independent auditor. The internal auditor, independent auditor and independent engineer all have unrestricted access to the Audit Committee and meet with the Audit Committee without management representatives present to discuss the results of their examinations and their opinions. The Audit Committee also meets with the independent reserve engineer, has the power to conduct internal audits and investigations, receives recommendations or suggestions for changes in accounting procedures, and initiates or supervises any special investigations it may choose to undertake. Each year, the Audit Committee recommends to the Board the selection of a firm of independent auditors and a firm of independent reserve engineers. The Audit Committee met 11 times during 2005, including telephone meetings.
     The NYSE and the Securities and Exchange Commission (the “SEC”) have adopted standards with respect to independence and financial experience of the members of the Audit Committee. The standards require that all of the members of audit committees be independent and that they all be able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements. Additionally, at least one member of the committee must be deemed to be the “audit committee financial expert.” The financial expert must be knowledgeable in the application of generally accepted accounting principles, the understanding and preparation of financial statements, accounting for estimates, accruals and reserves, internal accounting controls and audit committee functions. Such knowledge is to have been obtained through past education and experience in positions of financial oversight. Both Mr. Stein and Mr. Wettstein, have such experience and have been designated as “audit committee financial experts.” All members of the Audit Committee satisfy the criteria for both independence and experience.
     The Audit Committee reports to the Board on its activities and findings. The Board adopted a written charter for the Audit Committee in 2000 and amended it in February 2003 and May 2005. The charter is available on our website at www.denbury.com under the “Corporate Governance” link.
     The Audit Committee reports as follows with respect to the Company’s 2005 audited financial statements:
•	The Committee has reviewed and discussed with management the Company’s 2005 audited financial statements;

•	The Committee has discussed with the independent auditor, PricewaterhouseCoopers LLP, the matters required to be discussed by SAS 61, as modified or supplemented, which include matters related to the conduct of the audit of the Company’s financial statements;

•	The Committee has received written disclosures and the letter from the independent auditor required by ISB Standard No. 1 (which relates to the auditor’s independence from Denbury and its related entities) and has discussed with the auditor the auditor’s independence from Denbury;

•	The Committee reviewed the Company’s adherence to Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations; and

•	Based on review and discussions of the Company’s 2005 audited financial statements, including management’s discussion and analysis of financial condition and results of operations, with management and the independent auditor, the Audit Committee has approved Denbury’s audited financial statements and management’s discussion and analysis of financial condition and results of operations for inclusion in the Company’s 2005 Annual Report on Form 10-K.

The Audit Committee
Randy Stein, Chairman
Wieland F. Wettstein
David I. Heather
Compensation Committee
     The Compensation Committee is currently comprised of Messrs. Greene, McMichael and Wolf, with Mr. Greene acting as its Chairman. The purpose of the Compensation Committee, acting also as the Stock Option Plan Committee and Stock Purchase Plan Committee, is to provide assistance to the Board in discharging its responsibilities relating to the compensation and development of the Chief Executive Officer and other officers, and to oversee and administer equity and other compensation and benefit plans, including:
•	recommending to the Board the design of an overall compensation program and structure for the Company and reviewing the program annually, recommending to the Board overall salary increases, bonuses and other annual compensation, and proposing modifications to the compensation program as deemed necessary;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation and evaluating the Chief Executive Officer’s performance in light of these goals and determining and recommending to the Board his compensation in light of this evaluation;

•	recommending to the Board the adoption or amendment of the Company’s equity-based and other incentive compensation plans, and approving, administering and granting awards under these plans; and

•	preparing and publishing an annual report on executive compensation to be included in the Company’s proxy statement.
     The specific responsibilities of the Compensation Committee are identified in the Committee’s charter, which is available on the Company’s website at www.denbury.com under the “Corporate Governance” link. The Compensation Committee met five times during 2005.

Nominating/Corporate Governance Committee
     The Board created a Nominating/Corporate Governance Committee during 2003, which is currently comprised of Messrs. Greene, Stein and Wettstein. Mr. Heather was on the Nominating/Corporate Governance Committee until replaced by Mr. Stein in May 2005. All of the members of the Nominating/Corporate Governance Committee are independent under the NYSE corporate governance listing standards. The purpose of the Committee is to provide assistance to the Board in discharging its responsibilities for ensuring the effective governance of the Company, including:
•	identifying individuals qualified to become members of the Board;

•	recommending to the Board the director nominees for the annual meeting of stockholders or for appointment by the Board if a vacancy occurs between annual meetings;

•	seeking to maintain the independence and quality of the Board through an annual self-evaluation and compliance with applicable laws and regulations for each director and committee member;

•	developing and recommending to the Board adoption of its various codes of conduct, ethics, and governance guidelines;

•	monitoring and developing the necessary training for new board members;

•	recommending to the Compensation Committee regarding director compensation and benefits on an annual basis; and

•	reviewing the Company’s proxy statement prior to its publication.
     The specific responsibilities of the Nominating/Corporate Governance Committee are identified in the Committee’s charter, which is available on the Company’s website at www.denbury.com under the “Corporate Governance” link. The Nominating/Corporate Governance Committee met twice during 2005.
COMPENSATION OF DIRECTORS
     Information regarding the compensation received from Denbury, including options, during the fiscal year ended December 31, 2005, by Mr. Roberts, President, Chief Executive Officer and a director of the Company, is disclosed under the heading “Executive Compensation — Summary Compensation Table.”
Directors’ Fees
     We provide both cash and equity compensation to all of our non-employee directors so as to attract, motivate, and retain experienced and knowledgeable persons to serve as our directors and to promote an identity of interest between our directors and you, our stockholders.
     Our directors are paid an annual retainer fee of $35,000, plus $2,000 per board meeting attended and $1,000 per telephone conference attended, including, as of the fourth quarter of 2005, a $1,000 fee for non-committee meetings or conferences attended as part of their duties as a board or committee member.

We also reimburse our directors for out-of-pocket travel expenses in connection with each board meeting attended. The Chairman of the Compensation Committee and the Chairman of the Board are also paid an additional fee of $5,000 per year. The Chairman of the Audit Committee is also paid an additional fee of $20,000 per year (and the Co-Chairman was also paid the additional fee until January 2006) and the other Audit Committee members are paid an additional annual retainer of $5,000 for serving on the Audit Committee. The members of the Audit Committee may also receive an additional $5,000 per year fee for performing special services. The only such award to date has been to Mr. Heather who performs review work on our annual reserve report and began receiving this additional fee in the fourth quarter of 2002.
     We adopted a Director Compensation Plan effective July 1, 2000, for a term of ten years, and amended the plan in May 2005 to remove any deferred compensation aspects of the plan, plan features which had not been used by any director since its adoption. The Director Compensation Plan allows each non-employee director to make a quarterly election to receive his or her compensation either in cash or in shares of our common stock. The number of shares issued to a director who elects to receive shares of common stock under the Director Compensation Plan is calculated by dividing the director fees to be paid to such director by the closing price of the Company’s common stock on the date the fees are payable, the last day of each quarter. We also reimburse our directors for out-of-pocket travel expenses in connection with each board meeting attended. We have reserved 200,000 shares for issuance under the Director Compensation Plan, for directors who elect to receive their compensation in stock, and as of February 28, 2006, had 138,229 shares remaining available under the plan.
     As part of our review of compensation for our directors during 2004, we also issued each non-employee director 20,000 shares of restricted stock, to the four then existing independent directors in September 2004, and to Mr. McMichael and Mr. Stein upon the appointment to the Board in December 2004 and January 2005, respectively. With respect to the 120,000 restricted shares which have been issued to Denbury’s independent board members to date, the shares vest 20% per year over five years. For these shares, on each annual vesting date, 40% of such vested shares may be delivered to the director with the remaining 60% retained and held in escrow until the director’s separation from the Company. All restricted shares vest upon death, disability or a change in control.
     In January 2005, we issued stock options to the non-employee directors for the first time since 1993. At that time, we issued to each director 3,000 stock options that 100% cliff vest four years from the date of grant. We also issued 3,000 stock appreciation rights payable in common stock to each of the non-employee directors in February 2006. Mr. Roberts has historically received stock option grants as an employee, and the options held by Mr. Roberts are disclosed under the heading “Executive Compensation.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table lists, as of February 28, 2006, the stockholders of which we are aware that beneficially own more than 5% of our issued and outstanding common stock and the common stock held by our executive officers and directors, individually and as a group to our knowledge solely based upon public filings. Unless otherwise indicated, each stockholder identified in the table is believed to have sole voting and investment power with respect to the shares beneficially held. The table includes shares that were acquirable within 60 days following February 28, 2006 under our Stock Option Plan.

	Beneficial Ownership of
	Common Stock as of
	February 28, 2006
			Percent of
Name and Address of			Shares
Beneficial Owner	Shares		Outstanding
Ronald G. Greene	2,054,932	(1)(2)	1.8%
David I. Heather	33,000	(1)(3)	*
Gregory L. McMichael	30,000	(1)	*
Randy Stein	20,000	(1)	*
Wieland F. Wettstein	78,836	(1)(4)	*
Donald D. Wolf	36,203	(1)	*
Gareth Roberts	1,705,261	(5)	1.5%
Ronald T. Evans	417,218	(6)	*
Phil Rykhoek	443,632	(6)	*
Mark A. Worthey	559,396	(6)	*
Mark C. Allen	242,447	(6)	*
Ray Dubuisson	212,729	(6)	*
Ron Gramling	225,328	(6)	*
James H. Sinclair	238,451	(6)	*
All of the executive officers and directors as a group (14 persons)	6,297,433	(7)	5.4%
Neuberger & Berman L.P.	20,725,467	(8)	18.0%
605 Third Av.
New York, NY 10158

*	Less than 1%

(1)	Includes 16,000 shares of unvested restricted common stock which vests at the rate of 4,000 shares per year, on September 15 of each year, (except in the cases of Messrs. McMichael and Stein, whose vesting occurs on December 8, and January 21, of each year, respectively) until fully vested. In addition to the foregoing vesting provisions, all of these shares will vest upon death, disability, or a change in control of the Company. On each annual vesting date, 40% of such vested shares may be delivered to the director with the remaining 60% retained and held in escrow until their ceasing to be a director.

(2)	Includes 40,300 shares of common stock held by Mr. Greene’s spouse in her retirement plan, 68,000 shares held in the Greene Family Charitable Foundation of which Mr. Greene is the trustee, and 1,325,006 shares held by Tortuga Investment Corp., which is solely owned by Mr. Greene.

(3)	Includes 13,000 shares of common stock held in a family trust of which Mr. Heather is a trustee.

(4)	Includes 15,400 shares of common stock held by S.P. Hunt Holdings Ltd., which is solely owned by a trust of which Mr. Wettstein is a trustee. Also includes 29,636 shares of common stock held by Mr. Wettstein’s spouse in her retirement plan.

(5)	Includes 196,660 shares of common stock held by a corporation which is solely owned by Mr. Roberts, 4,456 shares held by his spouse and 381,490 shares which Mr. Roberts has the right to acquire pursuant to stock options which are currently vested or which vest within 60 days from February 28, 2006. Also includes 411,018 shares of unvested restricted stock, 244,400 shares of which vests at the rate of 61,100 shares per year on August 6 of each of the next four years, 164,500 shares of which vests upon the latter of Mr. Roberts reaching the retirement age of 60 and his separation from the Company, and 2,118 shares of which cliff vests after four years of service, on January 3, 2010. In addition to the foregoing vesting provisions, all of these shares will vest upon death, disability, or a change in control of the Company. With respect to one-third of the restricted shares that vest annually, and all of the shares that vest upon retirement, delivery of the shares will not be made to the officer until that officer’s separation from the Company.

(6)	Includes the following shares of common stock for each respective individual which they respectively have the right to acquire pursuant to (a) stock options that are currently vested or that vest within 60 days from February 28, 2006, (b) shares of unvested restricted stock subject to annual vesting over the next four years on each August 6, (c) shares of unvested restricted stock that vests upon the latter of the officer reaching a retirement age between the age of 60 and 65 depending on length of service, and the officer’s separation from the Company, and (d) shares of unvested restricted stock that will cliff vest after four years of service, on January 3, 2010. In addition to the foregoing vesting provisions, all of these shares will vest upon death, disability, or a change in control of the Company. With respect to one-third of the restricted shares that vest annually, and all of the shares that vest upon retirement, delivery of the shares will not be made to the officer until that officer’s separation from the Company.

		Unvested	Unvested	Unvested
		Restricted Stock	Restricted Stock	Restricted Stock
		(Annual	(Retirement	(Four Year Cliff
Officer	Stock Options	Vesting)	Vesting)	Vesting)
Ronald T. Evans	54,202	182,000	122,500	1,513
Phil Rykhoek	84,556	182,000	122,500	1,513
Mark A. Worthey	141,894	182,000	122,500	1,513
Mark C. Allen	57,688	88,400	59,500	1,068
Ray Dubuisson	45,000	88,400	59,500	1,038
Ron Gramling	—	88,400	59,500	1,014
James H. Sinclair	77,020	88,400	59,500	1,059
(7)	Includes 841,850 shares of common stock which the officers and directors as a group have the right to acquire pursuant to stock options which are currently vested or which vest within 60 days from February 28, 2006, and 2,020,836 shares of restricted stock of which vests over time as indicated above.

(8)	Information based on Schedule 13G filed with the SEC on February 21, 2006. Neuberger & Berman L.P. claims sole power to vote 7,157,501 shares and shared power to vote or to direct the vote for 12,552,400 shares and shared power to dispose or direct the disposition of 20,725,467 shares.

MANAGEMENT
     The names of our officers, the offices held by them and the period during which such offices have been held are set forth below. Each officer holds office until his successor is duly elected and qualified in accordance with the By-laws.

Name	Age	Position
Gareth Roberts	53	President and Chief Executive Officer
Ronald T. Evans	43	Senior Vice President, Reservoir Engineering
Phil Rykhoek	49	Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Mark A. Worthey	48	Senior Vice President, Operations
Mark C. Allen	38	Vice President & Chief Accounting Officer
Ray Dubuisson	55	Vice President, Land
Ron Gramling	60	Vice President, Marketing
James H. Sinclair	43	Vice President, Exploration
     Set forth below is a description of the business experience of each of our officers other than Gareth Roberts. See “Business to be Conducted at the Meeting — Election of Directors” for a discussion of the business experience of Gareth Roberts.
     Ronald T. Evans, Senior Vice President, Reservoir Engineering, is a registered Professional Engineer who joined us in September 1999. Before joining Denbury, he was employed as a manager with Matador Petroleum Corporation for 3 years and employed by Enserch Exploration, Inc. for 12 years in various positions. Mr. Evans received his Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma in 1984 and his MBA from the University of Texas at Dallas in 1995. Mr. Evans also serves as a director of Genesis Energy, L.P.
     Phil Rykhoek, a Certified Public Accountant, is Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Denbury. Before joining us in June 1995, Mr. Rykhoek was co-founder and an executive officer of Petroleum Financial, Inc. (“PFI”), a private company formed in May 1991 to provide accounting, financial, and management services on a contract basis to other entities. While at PFI, Mr. Rykhoek was also an officer of Amerac Energy Corporation, where he had been employed in various positions for eight years, most recently as Vice President and Chief Accounting Officer. Mr. Rykhoek also serves as a director of Genesis Energy, L.P.
     Mark A. Worthey, Senior Vice President, Operations, is a geologist and is responsible for all aspects of operations in the field. Before joining us in September 1992, Mr. Worthey was with Coho Resources, Inc. as an exploitation manager, beginning his employment there in 1985. Mr. Worthey graduated from Mississippi State University with a Bachelor of Science degree in petroleum geology in 1984. Mr. Worthey also serves as a director of Genesis Energy, L.P.

     Mark C. Allen, a Certified Public Accountant, is Vice President and Chief Accounting Officer. Mr. Allen joined us in April 1999 as Controller and Chief Accounting Officer. Prior to joining Denbury, Mr. Allen was Manager of Financial Reporting for ENSCO International Incorporated from November 1996 to April 1999. Prior to November 1996, Mr. Allen was a manager in the accounting firm of Price Waterhouse LLP.
     Ray Dubuisson is Vice President, Land, of Denbury. He joined us in July 2002. Prior to joining Denbury, Mr. Dubuisson was a practicing oil and gas attorney in the Houston area primarily involved in exploration and production transaction work, preparation of title opinions, and negotiation and preparation of acquisition and divestiture agreements. He is licensed to practice law in the State of Texas, and has previously served as Vice President of Land for Weber Energy Corporation and Quanah Petroleum in Dallas, as Gulf Coast District Land Manager for Aminoil in Houston, and as Landman for Chevron in New Orleans.
     Ron Gramling is Vice President, Marketing. He joined us in May 1996. Before becoming affiliated with Denbury, he was employed by Hadson Gas Systems as Vice President of Term Supply. Mr. Gramling has 35 years of marketing, transportation and supply experience in the natural gas and crude oil industry. He received his Bachelor of Business Administration degree from Central State University, Edmond, Oklahoma in 1970.
     James H. Sinclair, Vice President of Exploration joined Denbury in 1993. During his tenure he has served in management positions in acquisitions and exploration. Before joining Denbury, he was with Coho Resources, Inc. as a geologist. Mr. Sinclair received his Bachelor of Science degree in Geology in 1984 from Northeast Louisiana University. He is a member of the AAPG (American Association of Petroleum Geologists), Dallas Geologic Society, and the SEG (Society of Exploration Geophysicists).

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets out a summary of executive compensation for our President and Chief Executive Officer and our next four most highly compensated executive officers for each of the last three completed fiscal years (collectively, the “Named Executive Officers”).

	Annual Compensation			Long Term Compensation
						Number of
						Securities
				Restricted		Underlying
				Stock		Options	All Other
Name and Principal Position	Year	Salary	Bonuses(1)	Awards		Granted	Compensation(2,3)
Gareth Roberts	2005	$372,750	$165,587	$—		40,110	$40,183
President and	2004	358,340	186,092	4,657,700	(4)	46,666	38,605
Chief Executive Officer	2003	350,000	100,091	—		45,614	37,630

Ronald T. Evans	2005	$266,250	$118,276	$—		28,650	$32,196
Senior Vice President,	2004	256,000	132,923	3,468,500	(4)	33,350	30,925
Reservoir Engineering	2003	250,000	71,528	—		29,740	29,962

Phil Rykhoek	2005	$266,250	$118,276	$—		28,650	$32,196
Senior Vice President, Chief	2004	256,000	132,923	3,468,500	(4)	33,350	30,925
Financial Officer and Secretary	2003	250,000	71,528	—		29,740	29,962

Mark A. Worthey	2005	$266,250	$118,276	$—		28,650	$32,196
Senior Vice President,	2004	256,000	132,923	3,468,500	(4)	33,350	30,925
Operations	2003	250,000	71,528	—		29,740	29,962

Mark C. Allen	2005	$188,000	$83,515	$—		20,070	$25,862
Vice President and	2004	179,330	93,114	1,684,700	(4)	23,334	24,649
Chief Accounting Officer	2003	175,000	50,046	—		23,640	23,890

(1)	Bonuses represent the amounts earned based on our performance for the year indicated, even though they are actually paid in the subsequent year. Bonuses also include a Christmas bonus that is equivalent to one week’s salary and has been paid to all employees for each of the last three years.

(2)	Amounts in this column for 2005 include our matching contributions to the Employee Stock Purchase Plan, 401(k) Plan, and life and disability insurance premiums paid on behalf of the Named Executive Officers as follows:

	Stock	401(k)	Insurance
	Purchase Plan	Plan	Premiums
Gareth Roberts	$27,956	$9,450	$2,777
Ronald T. Evans	19,969	9,450	2,777
Phil Rykhoek	19,969	9,450	2,777
Mark A. Worthey	19,969	9,450	2,777
Mark C. Allen	14,100	9,450	2,312

(3)	The aggregate amount of all other non-cash annual compensation for 2005 was less than 10% of the total annual salary and bonus of each Named Executive Officer for each year.

(4)	The holders of these shares have all of the rights and privileges of owning the shares (including voting rights) except that the holders are not entitled to delivery of the certificates until certain requirements are met. The vesting restrictions on these shares are as follows: i) 65% of the awards vest 20% per year over five years and, ii) 35% of the awards vest upon the holder reaching a retirement age between the age of 60 and 65, depending on length of service, which for each of the Named Executive Officers would be at age 60. All restricted stock vests upon death, disability or a change of control. The restricted stock was granted on August 6, 2004. The closing market price on the date of grant was $9.91 per share. As of December 31, 2005, the value of the non-vested restricted stock awards was $9,314,742 for Mr. Roberts, $6,936,510 for Messrs. Evans, Rykhoek and Worthey, and $3,369,162 for Mr. Allen, based on the closing market price of $22.78 on December 30, 2005. The officers are not entitled to dividends on the restricted stock unless the stock has vested. The total number of shares awarded to each officer and the number of shares that vest during each of the next three years (39% of the total awards) are listed below.

	Restricted Shares					Restricted
	Vested During	Restricted Shares Vesting During:				Shares Vesting	Total
	2005	2006	2007	2008	2009	at Age 60	Grants (shares)
Gareth Roberts	61,100	61,100	61,100	61,100	61,100	164,500	470,000
Ronald T. Evans	45,500	45,500	45,500	45,500	45,500	122,500	350,000
Phil Rykhoek	45,500	45,500	45,500	45,500	45,500	122,500	350,000
Mark A. Worthey	45,500	45,500	45,500	45,500	45,500	122,500	350,000
Mark C. Allen	22,100	22,100	22,100	22,100	22,100	59,500	170,000
Option Grants in 2005
     The following table represents the options granted to the Named Executive Officers during 2005 and the value of such options as of the date of grant:

Individual Grants
			% of
			Total Options
	Number of		Granted to	Exercise		Grant Date
	Options		Employees in	Price	Expiration	Present
Name	Granted		2005	($/Share)	Date	Value $(1)
Gareth Roberts	40,110	(2)	1.6%	$13.855	1/3/2015	$242,024
Ronald T. Evans	28,650	(2)	1.2%	13.855	1/3/2015	172,874
Phil Rykhoek	28,650	(2)	1.2%	13.855	1/3/2015	172,874
Mark A. Worthey	28,650	(2)	1.2%	13.855	1/3/2015	172,874
Mark C. Allen	20,070	(2)	0.8%	13.855	1/3/2015	121,102

(1)	As permitted by the Securities and Exchange Commission rules, the Grant Date Present Value of the options set forth in this table is calculated in accordance with the Black-Scholes option pricing model, using the following assumptions; expected volatility computed using, as of the date of grant, the prior five year monthly average of our common stock listed on the NYSE, which was 44.2%; expected dividend yield — 0%; expected option term — 5 years; and a risk-free rate of return as of the date of grant of 3.6%, based on the yield of five year U.S. Treasury securities. The actual value of the options presented in this table depends upon the performance of the common stock during the applicable period in which they are exercised. The dollar amounts in this column are not intended to forecast potential future appreciation, if any, of the common stock.

(2)	These options cliff vest 100% on January 3, 2009, four years from the date of grant.
Option Exercises and Holdings
     The following table sets forth information with respect to the Named Executive Officers concerning unexercised options held by them as of December 31, 2005. The options exercised by the Named Executive Officers during 2005 are listed below:

	Shares			Number of Common Shares
	Acquired	Value		Underlying Unexercised		Value of Unexercised In-the
	on Exercise	Realized		Options at		Money Options at
Name	in 2005	in 2005		December 31, 2005		December 31, 2005(1)
				Exercisable	Unexercisable	Exercisable	Unexercisable
Gareth Roberts	50,000 (2)	$1,002,802	(2)	335,800	178,080	$6,250,807	$2,763,437
Ronald T. Evans	19,000 (2)	358,473	(2)	24,400	121,542	442,616	1,870,934
Phil Rykhoek	53,846 (2)	879,408	(2)	69,654	75,098	1,158,628	1,063,353
Mark A. Worthey	—	—		112,092	121,542	1,934,706	1,870,934
Mark C. Allen	9,000	168,099		34,000	90,732	655,450	1,412,365

(1)	Based on the closing price of Denbury’s common stock on December 30, 2005, of $22.78 per share as reported by the NYSE.

(2)	Included in the table are options that were exercised and held by the following officers with the indicated value realized, representing the difference between the exercise and market price on the date of exercise, even though the shares were not sold.

	Number of
	Options
	Exercised	Indicated
Name	and Held	Value
Gareth Roberts	28,500	$573,705
Ronald T. Evans	16,000	305,840
Phil Rykhoek	15,000	284,431

Board Compensation Committee Report on Executive Compensation
     The Compensation Committee of the Board (the “Committee”) is responsible for making recommendations to the Board regarding the general compensation policies of the Company, the compensation plans and specific compensation levels for officers and certain other managers. The Committee also administers our stock option and stock purchase plans for all employees.
     The basic policy adopted by the Board is to ensure that salary levels and compensation incentives are designed to attract and retain qualified individuals in key positions and are commensurate with the level of executive responsibility, the type and scope of our operations, and our financial condition and performance.
     The overall compensation philosophy is that:
•	we pay base salaries that will attract and retain outstanding talent, generally around the median salaries of comparable companies;

•	long-term incentives are the main focus of compensation;

•	all employees are encouraged to be stockholders to better align their interests with those of our stockholders; and

•	employees are rewarded primarily for the effort and results of the team or Company as a whole, rather than compensating only for individual performance.
     The components of this philosophy consist of:
•	competitive base salaries;

•	a stock purchase plan for all employees;

•	long-term awards for all employees, but with a higher level for the professionals;

•	restricted stock to the officers; and

•	a profit sharing plan or bonus plan.
     Base Salaries. In determining an executive’s salary, the Committee weighs individual performance, overall corporate performance, the executive’s position and responsibility in the organization, the executive’s experience and expertise and compensation for comparable positions at comparable companies. In making recommendations, the Committee exercises subjective judgment using no specific weights for these factors. The Committee believes that base salaries that average at or near the median of comparable companies, as determined from salary surveys and other data, are generally appropriate as a frame of reference for base pay decisions. The specific compensation for individual executives will vary from these levels as a result of the subjective judgment of the Committee and based on the recommendation of the Chief Executive Officer with regard to the other executives. This is the primary part of the compensation package whereby a distinction is made for individual performance, as the other components of the compensation plan are generally consistent among employee groups and are proportional to base salaries.
     The Chief Executive Officer’s salary is determined in much the same manner as that of other employees, with the intent to set his base salary at or near the median of comparable companies based on salary surveys of the Company’s peers. The 2005 salary adjustments, effective January 1, 2006, for the Chief Executive Officer, and other officers were made primarily to recognize the overall wage inflation in the industry. These salary increases averaged 6.1% for the Company as a whole (as compared to 5.0% in the prior year), 5.0% for the Named Executive Officers as a group and 5.0% for the President and Chief Executive Officer. The Committee does not consider factors relating to the Company’s performance in setting base salaries, but they do impact the magnitude of bonuses that are granted (see “Bonus Plan” below).
     Stock Purchase Plan. To encourage stock ownership in the Company by all of the employees, we have a stock purchase plan which allows all employees to contribute up to 10% of their base compensation with the Company matching 75% of such contributions. The combined funds are used at the end of each quarter to purchase common stock at the current market price. In addition, we pay the income tax on the matching portion for employees who are below a certain salary threshold, who are generally the employees that are not in the professional group. The stock purchase plan requires each employee to hold these shares for a minimum of one year before disposition. The Named Executive Officers received approximately 8.5% of the total Company matching compensation during 2005.
     Long-term Awards. Prior to December 2005, our only long-term incentive grants were stock options, except for one-time grants of restricted stock to each officer and director (14 individuals) between August 2004 and January 2005. At our December 15, 2005 board meeting we modified this practice and beginning January 1, 2006 replaced stock options with a combination of deferred-payment cash bonuses made outside our 2004 Stock and Omnibus Plan, and stock appreciation rights payable in stock (“SARs”) and shares of restricted stock issued pursuant to the plan. We completely replaced the use of stock options with SARs effective January 1, 2006 because SARs are less dilutive to our shareholders and provide an employee essentially the same economic benefits as stock options.
     In 2006, the overall concept of our long-term compensation program remains essentially the same, in that employees and officers receive long-term incentive awards (“Awards”) on their date of hire, and have additional Awards granted each year as part of the annual review of compensation by the Compensation Committee. An employee’s initial Award generally vests 25% per year over a period of four years, while the annual Awards generally cliff vest 100% four years from the grant date. The goal of our long-term incentive program for all employees is to provide a generally consistent level of Awards that vest each year.
     As part of their annual compensation evaluation, the Compensation Committee considers the computed value of the total Awards using the Black-Scholes pricing model, and also takes into consideration:
•	the total Awards outstanding relative to the total common stock outstanding;

•	the number of Awards made by comparable companies in the aggregate and for similar positions;

•	the perceived incentive value of the Awards currently held by the employees; and

•	the overall compensation package by the Company for that year.
     Based on these factors, the Committee determines the appropriate amount of Award value to set aside for issuance to new employees and the amount to be granted to existing employees who are part of the Company’s annual recurring grant program. Since the price of the Company’s stock has generally increased over the last few years, the Black-Scholes pricing model suggests that the number of SARs or stock options granted to each employee should decrease correspondingly, assuming that other variables that are part of the Black-Scholes computation remain constant. Historically, the Committee, following a practice generally used since 1999, has reduced the number of annual option grants to each employee by approximately one-half of what the Black-Scholes formula would suggest is necessary to maintain a consistent level of long-term incentive compensation for each employee, as they believe the other factors, noted above, should also be taken into consideration. In determining the Awards for 2005, the Compensation Committee applied the same type of reduction.
     After the overall Company-wide levels of cash and long-term incentive compensation are determined, the overall Award value is allocated among employees on the basis of their current year bonuses, which are generally based upon the level of base compensation. We began a new practice as of January 1, 2006, wherein we converted the entire allocated Award value into a combination of deferred-payment cash bonuses, SARs and shares of restricted stock. For the first level of employees (see “Bonus Plan” below for discussion of levels of employees), the long-term value is awarded as a deferred-payment cash bonus. Such funds are not segregated from the Company’s other assets and are general unsecured obligations of the Company to pay such cash Awards at the time such Awards vest. For the second level of employees, the long-term value is equally split between cash and SARs. For all employees in the third level or above, the long-term value is equally split one-third cash, one-third SARs and one-third restricted stock. The relative relationship between SARs, cash and restricted stock is made using formulas determined by the Committee in their sole discretion, which generally relates to relative Black-Scholes values, discounted somewhat to account for the reduced risk associated with cash or restricted stock. All SARs are granted at the prevailing market price for our common stock and only have value if the market price of the common stock increases after the date of grant. All of the SARs granted under the plan expire ten years from the date of grant.
     The Named Executive Officers received approximately 6.0% of the total option grants during 2005. See also “Executive Compensation — Option Grants in 2005.”
     Restricted Stock. Following approval of the 2004 Omnibus Stock and Incentive Plan, the Committee evaluated the issuance of restricted stock to its then existing officers. The Committee concluded that this additional incentive for management was necessary (i) in light of our executives’ compensation compared to their peers, (ii) to further emphasize long-term incentives that are consistent with those of our stockholders, and (iii) to more closely match their compensation to overall Company performance. The Committee elected to grant shares of restricted stock that vested over a long-term period and further required that the officers retain a significant portion of any restricted stock grant as long as they are employed by the Company. In August 2004, the Board, on recommendation from the Committee, authorized the issuance of 470,000 shares of restricted stock to Mr. Roberts, President and CEO, 350,000 shares to each of the three Senior Vice Presidents, and 170,000 shares to each of the other Vice Presidents, or a total of 2,200,000 shares. The Committee imposed the following vesting restrictions on those shares: i) 65% of the awards vest 20% per year over five years and, ii) 35% of the awards vest upon retirement (as defined in the plan). With respect to the 65% of the awards that vest over five years, on each annual vesting date, 66-2/3% of the vested shares may be delivered to the officer with the remaining 33-1/3% retained and held in escrow until the officer’s separation from the Company.
     The Committee also reviewed compensation to directors in 2004. The Committee concluded that the Company’s directors were underpaid as compared to directors of the Company’s peers, both as to cash compensation and as to equity awards. As such, the Board, on recommendation of the Committee, increased the directors’ compensation (see “Compensation of Directors”) and issued each non-employee director 20,000 shares of restricted stock. With respect to the 120,000 restricted shares issued to Denbury’s six independent board members (including 20,000 restricted shares issued in 2005), the shares vest 20% per year over five years. For these shares, on each annual vesting date, 40% of such vested shares may be delivered to the director with the remaining 60% retained and held in escrow until the director’s separation from the Company. All restricted shares vest upon death, disability or a change in control.
     As part of the changes made to long-term awards this year (see above), we also issued restricted stock to several management and upper-level employees in January 2006 as part of their 2005 compensation review. These shares totaled 36,798 to all employees, of which 7,725 were issued to the Named Executive Officers as a group (including 2,118 to Mr. Roberts).
     Bonus Plan. Since 1995, we have had a practice of paying cash bonuses to all of our employees each year except in 1998, when no bonuses were paid to employees. There is no formal bonus plan, nor any written formulas for determining bonus amounts. Because whether or not bonuses will be paid and in what amounts is determined by the Compensation Committee of our Board of Directors on a Company-wide basis; executive officers receive bonuses only if all employees receive bonuses.
     Our bonus practices currently classify employees into five levels for bonus compensation purposes, three of which are determined solely based on salary level. The remaining two levels include managers, as defined by senior executives, and officers. At the first bonus level, which includes all employees, bonuses generally range from zero to ten percent of base salaries, although in the past bonuses paid at this and all other levels have been as high as twelve and one-half percent of base salary in an exceptionally good year. There is an additional compensation layer for all employees in the next salary level, which generally includes the professional group (the second level), whereby these employees may receive an additional level of bonuses of up to ten percent of base salaries, for or a total bonus ranging from zero to twenty percent. Those in the third or highest salary level, which generally includes the higher performing professionals, technical experts or supervisors and managers, can receive an additional bonus equal to seven and one-half percent of base salary, or a total bonus ranging from zero to twenty-seven and one-half percent. In addition, employees that are considered managers, as determined by senior executives, (the fourth level) are eligible to receive an additional level of bonuses of up to seven and one-half percent of base salaries in addition to the bonus they receive from the first three levels, or a maximum bonus of 35%. Lastly, our corporate officers (the fifth level) are eligible to receive an additional level of bonuses of up to seven and one-half percent of base salaries, for a total bonus ranging from zero to forty-two and one-half percent. All of our executive officers are eligible for bonuses at all five levels. All bonuses are paid at the same percentage for each level (i.e. if level one is 10%, level two is 10% and levels three through five are 7.5%).

     Since this practice began in 1995, we have paid cash bonuses ranging from 0% to 50% of base salary to our executive officers, depending on the Company’s results for that year, as determined by the Compensation Committee of our Board of Directors. In addition to the aforementioned bonus practice, we have usually paid a Christmas bonus each year that is equivalent to one week of each employee’s base salary.
     Bonus determinations are made by the directors on our Compensation Committee subjectively, not based on arithmetic methods or formulas, generally based on our overall corporate results and whether or not the Company has achieved predetermined Company-wide goals and objectives. Any measure that might be considered to determine whether or not an oil and gas company had a good year (or other measures of success or failure) is a possible consideration by the Compensation Committee. These measures have historically included an evaluation of production levels, stock performance, achievement of acquisition or disposition goals, completion of significant transactions, completion of significant projects (such as software systems or significant construction projects), operating and administrative expense levels as compared to budget, capital expenditures as compared to budget, and the changes in our proved, probable and possible reserves for that period as compared to costs incurred. As the Compensation Committee’s decisions are subjective evaluations made on an overall basis, it is not possible to determine how these measures are weighted or evaluated by the Compensation Committee.
     The Committee recommended that bonuses for 2005, which were paid in early 2006, be awarded at the 100th percentile of the bonus range based on the results of the Company for 2005. During 2005, the Company met almost all of its stated goals and objectives, including (i) a 74% increase between December 31, 2004 and 2005 in the total proved carbon dioxide reserves to use in its tertiary program, (ii) completion of an 84 mile long pipeline to transport carbon dioxide to East Mississippi as part of the Company’s planned Phase II tertiary operations, (iii) a 36% increase in tertiary-related oil production from 2004 to 2005, (iv) the acquisition of five additional oil fields which are expected to be future tertiary flood candidates with anticipated significant amounts of recoverable oil reserves from such operations, (v) further expansion of the Company’s drilling program in the Barnett Shale area with corresponding increases in production and reserves, and (vi) an 18% increase in overall Company proved reserves during 2005 at a reasonable finding and development cost. While these results were all positive, the Company did face significant cost inflation in the industry and experienced various cost overruns, and actual production was slightly less than the originally forecasted production levels. However, the Committee perceived most of this failure as an industry issue due to cost inflation and shortages of equipment and services in the industry, and concluded that overall, the Company, its management and its personnel had performed well and exceeded its planned objectives. As a result, the Committee recommended a bonus award for 2005 equal to 10.0 % of salaries for the first two bonus levels and 7.5% for the third through fifth bonus levels. All bonuses were granted at the 100th percentile level of the potential bonus range, the prior maximum bonus being 7.5% or 10% of salary for each bonus level, or a total of 42.5% for officers and senior management. The President and Chief Executive Officer and all other Named Executive Officers received a bonus equal to approximately 42.5% of their salaries, consistent with the other officers and senior management. Bonuses were also allocated to the President and Chief Executive Officer, other Named Executive Officers and all other employees in a manner consistent with prior years, as outlined above.

     The foregoing report has been furnished by the following members of the Committee.
The Compensation Committee
Ronald G. Greene, Chairman
Gregory L. McMichael
Donald D. Wolf
Severance Protection Plan
     In December 2000, the Board approved a severance protection plan for all of our employees. Under the terms of the severance plan, an employee is entitled to receive a severance payment if a change of control in the Company occurs and the employee is terminated within two years of the change of control. The severance plan will not apply to any employee who is terminated for cause or by an employee’s own decision for other than good reason (e.g., change of job status or a required move of more than 25 miles). If entitled to severance payments under the terms of the severance plan, the Chief Executive Officer and our three senior vice presidents will receive three times their annual salary and bonus, all of our other officers will receive two and one-half times their annual salary and bonus, certain other members of management will receive two times their annual salary and bonus, and all other employees will receive from one-third to one and one-half times their annual salary and bonus depending on their salary level and length of service with us. All employees will also receive medical and dental benefits for one-half the number of months for which they receive severance benefits.
     The severance plan also provides that if our officers are subject to the “parachute payment” excise tax, then the Company will pay the employee under the severance plan an additional amount to “gross up” the payment so that the employee will receive the full amount due under the terms of the severance plan after payment of the excise tax.
SHARE PERFORMANCE GRAPH
     The following graph illustrates changes over the five year period ended December 31, 2005 in cumulative total stockholder return on our common stock as measured against the cumulative total return of the S&P 500 Index and the Dow Jones U.S. Exploration and Production Index. The results assume $100 was invested on December 31, 2000 and that dividends were reinvested.

	2000	2001	2002	2003	2004	2005
Denbury	$100	$66	$103	$126	$250	$414
S&P 500	100	88	69	88	98	103
Dow Jones Exploration and Production	100	92	94	123	174	288
INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS
     There are no material interests, direct or indirect, of any of our directors, officers or stockholders who beneficially own, directly or indirectly, or exercise control or direction over more than 10% of our outstanding common stock, or any known family member, associate or affiliate of such persons, in any transaction within the last three years or in any proposed transaction that has materially affected or would materially affect the Company or any of its subsidiaries.
STOCKHOLDER PROPOSALS
     All future stockholder proposals must be submitted in writing to Phil Rykhoek, Chief Financial Officer and Secretary, 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024. In order for a stockholder proposal to be included in the proxy materials for the 2006 Annual Meeting of Stockholders, the proposal must be received by the Company no later than December 2, 2006. These proposals must also meet other requirements of the Securities and Exchange Act of 1934 to be eligible for inclusion.

     The form of Proxy for the annual meeting of stockholders grants authority to the persons designated therein as proxies to vote in their discretion on any other matters that come before the meeting, or any adjournment thereof, that are not set forth in our proxy statement, except for those matters as to which adequate notice is received. In order for a notice to be deemed adequate for purposes of the 2006 annual meeting of stockholders, it must be received prior to February 12, 2007.
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
     PricewaterhouseCoopers LLP was first appointed by the Audit Committee in May 2004 to audit the Company’s books for 2004 and was re-appointed for 2005. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement and/or to respond to appropriate questions. The Audit Committee has recommended that PricewaterhouseCoopers LLP be re-appointed as auditor for 2006, subject to ratification by the stockholders.
Independent Auditor Fees
     The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2005 and 2004.

	2005	2004
Audit Fees(1)	$939,699	$715,574

Audit Related Fees	—	—

Tax Fees	—	—

All Other Fees(2)	1,599	1,599

Total	$941,298	$717,173

(1)	Audit fees consist of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal controls over financial reporting, required quarterly reviews, as well as work only the independent auditor can reasonably be expected to provide, such as comfort letters, consents and review of documents filed with the SEC.

(2)	Fees associated with a license for accounting research software.
     The Audit Committee Charter stipulates that the Audit Committee approve the fees to be paid to the independent accountants prior to the annual audit. Additionally, all engagements for non-audit services by the independent public accountants must be approved prior to the commencement of services. All fees paid to the Company’s independent accountants were approved by the Audit Committee prior to the commencement of services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require our executive officers and directors, and persons who own more than ten percent (10%) of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and stock exchanges and to furnish us with copies. Based solely on our review of the copies of such forms received by us, or representations made by the officers and directors to us, we are not aware of any late filings of these forms.
OTHER MATTERS
     We know of no other matter to come before the annual meeting other than the matters referred to in the Notice of Annual Meeting. However, if any other matter properly comes before the meeting, the accompanying proxy will be voted on such matter at the discretion of the person or persons voting the proxy.
     All information contained in this proxy statement relating to the occupations, affiliations and securities holdings of our directors and officers and their relationship and transactions with us is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of our common stock is based upon information contained in reports filed by such owner with the SEC. The information contained in this proxy statement in the sections entitled “Board Compensation Committee Report on Executive Compensation,” “Share Performance Graph” and “Audit Committee Report” shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.
     We have provided to each person whose proxy is solicited hereby a copy of our 2005 Annual Report to stockholders for the year ended December 31, 2005. The Annual Report to stockholders does not constitute a part of the proxy soliciting material. A copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission may be obtained without charge by writing to Denbury Resources Inc., ATTN: Laurie Burkes, Investor Relations, 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024, or by e-mail to invrel@denbury.com.

By order of the Board of Directors

Phil Rykhoek Senior Vice President, Chief Financial Officer and Secretary

ANNUAL MEETING OF STOCKHOLDERS OF
DENBURY RESOURCES INC.
May 10, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.  â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “AGAINST” PROPOSAL 2 AND “FOR” PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

							FOR	AGAINST	ABSTAIN
1. Proposal to elect directors.					2.	Proposal to consider a stockholder proposal regarding performance-based options.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	¡	Ronald G. Greene
		¡	David I. Heather		3.	Proposal to ratify the appointment by the audit committee of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2006.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Gregory L. McMichael Gareth Roberts
		¡	Randy Stein
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡	Wieland F. Wettstein Donald D. Wolf

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY CARD
DENBURY RESOURCES INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD MAY 10, 2006
     By signing this proxy, I appoint Ronald G. Greene, Chairman of the Board of Denbury, and Gareth Roberts, President and Chief Executive Officer of Denbury, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Denbury Resources Inc. common stock that I am entitled to vote at the Annual Meeting of Stockholders to be held on May 10, 2006, and at any adjournments of the meeting. This proxy revokes any earlier proxy I have signed with respect to these shares.
If this proxy is properly executed, your shares of Denbury Resources Inc. common stock represented by this proxy will be voted in the manner you specify. If no specification is made, your shares of Denbury Resources Inc. stock will be voted for each of the seven nominees for director, for the appointment of our auditor, and against the stockholder proposal regarding performance-based options. The proxies are authorized to vote my shares, in their discretion, on any other matter that is properly brought before the meeting.
(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF
DENBURY RESOURCES INC.
May 10, 2006
PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
ê  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,“AGAINST” PROPOSAL 2 AND “FOR” PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

							FOR	AGAINST	ABSTAIN
1. Proposal to elect directors.					2.	Proposal to consider a stockholder proposal regarding performance-based options.	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡	Ronald G. Greene
		¡	David I. Heather		3.	Proposal to ratify the appointment by the audit committee of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2006.	☐	☐	☐
☐	WITHHOLD AUTHORITY	¡	Gregory L. McMichael
	FOR ALL NOMINEES	¡	Gareth Roberts
		¡	Randy Stein
☐	FOR ALL EXCEPT	¡	Wieland F. Wettstein
	(See instructions below)	¡	Donald D. Wolf

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership, name by authorized person.